Exhibit 10.1

March 6, 2006

Renee M. Luhr

Dear Renee:

We are pleased to offer you the Vice President of Sales position, subject to Board approval, reporting to Randy Lipps. Your initial monthly salary will be $16,666.67, less payroll deductions and all required withholdings, which is an annual equivalent of $200,000. Omnicell will recommend, subject to approval by our Board of Directors, an award to you of options to purchase up to 100,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant. Upon approval, those shares will become exercisable over a 48 month period (subject to a 1-year cliff). The options will be subject to the terms and conditions of Omnicell’s stock option plan and your grant agreement.

As an executive officer at Omnicell, you are also covered by the attached Change of Control document.

If your employment is terminated without cause you will receive severance pay equivalent to six (6) months’ salary at your base rate of pay in effect immediately prior to termination; provided you agree to execute Omnicell’s standard waiver and release agreement. “Cause” is defined as (1) conviction of any felony; (2) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company (or its subsidiaries or affiliates); or (3) participation in any act materially contrary to the Company’s best interests.

In addition, you will be eligible to participate in the Omnicell Quarterly Executive Bonus Plan wherein you may receive a bonus in the amount of up to 50% of your base salary pending Board approval and paid out quarterly pursuant to the Omnicell Quarterly Executive Bonus Plan; provided, among other things, the company’s and your personal objectives are met. Please note that participation in the Executive Bonus Plan is at the discretion of Omnicell’s management and that they reserve the right to make changes to such bonus plan at any time.

Your start date in this new position will be mutually determined upon acceptance of these terms.

As has always been the case, your employment at Omnicell is and continues to be at-will employment, which means it may be terminated by you or by Omnicell at any time without liability, and is acknowledged by you upon signing this offer letter. In addition, Omnicell may change your position, duties, compensation, benefits and work location from time to time at its discretion.

If you have any questions, please give me a call at (650) 251-6216. Please note the above offer is good for five (5) days from the date of issue.

Sincerely,

/s/ Grace Griffin

Grace Griffin
Vice President, Human Resources

To indicate your acceptance of the company’s offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential fax at (650) 251-6277. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you. The above offer is good for five (5) days from the date of issue.

/s/ Renee M. Luhr	March 9, 2006
Candidate Signature	Date

Anticipated Start Date

To Renee Luhr

Upon your acceptance of employment as Vice President of Sales with Omnicell, Inc. (the “Company”), and subject to Board of Director approval, you shall also be granted the following benefit:  in the event of an Acquisition of the Company (as defined below), and provided one of the following events occurs within 12 months of the Acquisition of the Company: (i) you are terminated without Cause (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location outside of the San Mateo, Santa Clara, or San Francisco counties; or (iii) there is a material reduction in your responsibilities and duties without Cause; then (a) you shall receive severance pay equivalent to twelve (12) months’ salary at your base rate of pay in effect immediately prior to the occurrence of the triggering events described above (and further provided that you agree to execute Omnicell’s standard waiver and release agreement); and (b) the unvested portion of each of your stock options granted to you under the Company’s 1999 Equity Incentive Plan, the 2003 Equity Incentive Plan, the 2004 Equity Incentive Plan, (collectively, the “Plans”) shall accelerate and immediately become fully-vested and exercisable.

An “Acquisition”, as used herein shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred , or any transaction in which any person, together with its affiliates, accumulates fifty percent or more of the Company’s voting power.

As used herein, “Cause” shall mean:  (i) conviction of any felony; (ii) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof; or (iii) participation in any act materially contrary to the Company’s best interest.

Acceleration may be limited in certain circumstances, in particular, if any such acceleration the (“Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this amendment, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such Benefit will be reduced to the extent necessary so that no portion of the Benefit would be subject to the excise tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the excise tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the excise tax would not apply. If, not withstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the excise tax as a result of the Benefit, then you will be obligated to return to the Company, within thirty (30) days of such determination by the IRS, a portion of the Benefit sufficient such that none of the benefit retained by you constitutes a “parachute payment” within the meaning of Code Section 280G that is subject to the excise tax.

The Company is please to provide this benefit to you in recognition of your continuing dedication to the success of the Company. Should you have any questions regarding this matter, please contact the undersigned at 650-251-6120.

Omnicell, Inc.

Randall A. Lipps

Chairman, President and CEO